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                                                                EXHIBIT 99(a)(3)

Monday, May 21, 2001

Press Release

SOURCE: j2 Global Communications, Inc.

j2 Global Announces Stock Option Exchange Program Organized to Comply with FASB Integration No. 44

HOLLYWOOD, Calif.-- j2 Global Communications, Inc. (Nasdaq: JCOM) today announced that its Board of Directors has approved a voluntary stock option exchange program for its employees and directors. The exchange program has been organized to comply with FASB Interpretation No. 44 "Accounting for Certain Transactions Involving Stock Compensation" and, accordingly, to avoid variable compensation charges as a result of this stock option exchange program.

Under the program, j2 Global employees and directors will be given the opportunity, if they so choose, to cancel outstanding stock options previously granted to them in exchange for a grant of new options on a future date. The exercise price of these new options will be equal to the fair market value of the Company's common stock on the grant date of the new options, which is expected to be in late December 2001. The new options will have four (4) year vesting schedules (25% per year) beginning March 27, 2001.

Only stock options granted during 1998, 1999 and 2000 ("Eligible j2 Options"), and those resulting from the conversion of options granted on or after October 31, 1996 under eFax.com stock plans ("Eligible Converted Options")are eligible to participate in the program. Options granted prior to January 1, 1998 or after December 31, 2000, and those granted prior to October 31, 1996, are not eligible to participate.

Each Eligible j2 Option will be exchangeable for a new option for the same number of shares of common stock covered by the Eligible j2 Option exchanged. Because Eligible Converted Options have significantly higher exercise prices than the Eligible j2 Options, each Eligible Converted Option will be exchangeable for a new option for only one-tenth (1/10) the number of shares of common stock covered by the Eligible Converted Option exchanged.

"We continue to believe in j2 Global's opportunities for growth and employee retention and motivation is a cornerstone to building and sustaining corporation and long-term shareholder value," said Richard Ressler, chairman of j2 Global Communications, Inc. "I believe that this program is an important indication of our commitment to j2 Global's success."

ABOUT j2 GLOBAL

Through three distinct sales channels -- Web, Corporate and OEM -- j2 provides communications services to over 4.3 million users. The global network is capable of providing billing, customer support, transport, value added applications and a local presence (4 continents, 157 cities and 14 countries). For a streaming video describing j2's corporate sales, click

http://www.j2.com/corporate/corporate.asp. For more information about j2, please
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visit http://www.j2.com or call 323-860-9200.
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For further information, please contact Laura Hinson, PR Manager, j2 Global
Communications, Inc., Hollywood, CA, (323) 860-9435, lhinson@j2.com.
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"Safe Harbor" Statement Under the Private Securities Litigation Reform
Act 1995:

Information and announcements in this release involve j2 Global's expectations, beliefs, hopes, plans, intentions or strategies regarding the

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future and are forward-looking statements that involve risks and uncertainties.
All forward-looking statements included in this release are based upon information available to j2 Global as of the date of the release, and we assume no obligation to update any such forward-looking statements. These statements are not guarantees of future performance and actual results could differ materially from our current expectations. Factors that could cause or contribute to such differences include, but are not limited to, the factors and risks associated with our business discussed in the Company's Form 10-K/A filed April 30, 2001.

eFax is a registered trademark of eFax.com and j2 and j2 Global are trademarks of j2 Global Communications, Inc.

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